Exhibit 77(d)

                 Policies with respect to security investments

(1) On December 3, 2003, the Board of Directors of ING Variable Portfolios, Inc. (the "Board") approved a change in the Sub-Adviser for the ING VP Technology Portfolio (the "Portfolio") to BlackRock Advisors, Inc. Pending subsequent shareholder approval of the change in the Sub-Adviser, the Board approved a change in the investment strategy and a change in the Portfolio's name to ING VP Global Science and Technology Portfolio ("VP Global Science and Technology"). The new investment strategy will broaden VP Global Science and Technology's ability to include biotech stocks, pharmaceuticals and other healthcare names as well as stocks in other sectors where there has been rapid growth fueled by technological advancements. In addition VP Global Science and Technology's strategy is now a global strategy. The new investment strategy is listed below:

                                                        Adviser
                                                        ING Investments, LLC
                                                        Sub-Adviser
ING VP Global Science and Technology Portfolio          BlackRock Advisors, Inc.

OBJECTIVE
Seeks long-term capital appreciation.

INVESTMENT
STRATEGY
The Portfolio normally invests at least 80% of its net assets in equity securities issued by science and technology companies in all market capitalization ranges. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy.
The Portfolio will invest primarily in equity securities of U.S. and non-U.S. companies selected for their rapid and sustainable growth potential from the development, advancement and use of science and/or technology. The Portfolio may invest up to 25% of its net assets in stocks of issuers in emerging market countries. The Portfolio primarily buys common stock but also can invest in preferred stock and securities convertible into common and preferred stock.
The Portfolio management team will invest in U.S. and non-U.S. companies (including companies located in emerging market countries) that are expected to offer the best opportunities for growth and high investment returns. The Portfolio management team uses a multi-factor screen to identify stocks that have above-average return potential. The factors and the weight assigned to a factor will change depending on market conditions. The most influential factors over time have been revenue and earnings growth, estimate revisions, profitability and relative value. The management team, in an attempt to reduce portfolio risk, will diversify by investing in at least three countries, one of which may be the U.S. Some of the industries that are likely to be represented in the Portfolio's portfolio holding include:

    o    Application Software
    o    IT Consulting & Services
    o    Internet Software and Services
    o    Networking Equipment
    o    Telecom Equipment
    o    Computer Hardware
    o    Computer Storage & Peripherals
    o    Electronic Equipment and Instruments
    o    Semiconductor Equipment
    o    Semiconductors
    o    Aerospace & Defense
    o    Electrical Components & Equipment
    o    Biotechnology
    o    Pharmaceuticals
    o    Healthcare Equipment & Supplies
    o    Healthcare Distribution & Services
    o    Healthcare Facilities
    o    Industrial Gases
    o    Specialty Chemicals
    o    Advanced Materials
    o    Integrated Telecom Services
    o    Alternative Carriers
    o    Wireless Telecommunication Services

The Portfolio generally will sell a stock when, in the management team's opinion, there is a deterioration in the company's fundamentals, a change in macroeconomic outlook, technical deterioration, valuation issues, a need to rebalance the portfolio or a better opportunity elsewhere. The team uses a broad set of technical tools to enhance the timing of purchase or sell decisions. The Portfolio may invest excess cash in short-term U.S. Government securities, and also may invest in corporate debt securities and derivative instruments.
The Portfolio may lend portfolio securities on a short-term or long-term basis, up to 33 1/3% of its total assets.

The Portfolio may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

RISKS

You could lose money on an investment in the Portfolio. The Portfolio may be affected by the following risks, among others:

Price Volatility -- the value of the Portfolio changes as the prices of its investments go up or down. Equity securities face market, issuer and other risks, and their values may fluctuate, sometimes rapidly and unpredictably. Market risk is the risk that securities may decline in value due to factors affecting the securities markets generally or particular industries. Issuer risk is the risk that the value of a security may decline for reasons relating to the issuer, such as changes in its financial condition.

Small-/Mid Sized Companies -- the Portfolio's investments in small and mid-sized companies may be more susceptible to price swings than larger companies because they nave fewer financial resources, more limited product and market diversification, and may be dependent on a few key managers.

Risks of Concentration--the Portfolio's investments are concentrated in the science and technology sectors. The Portfolio therefore may be subject to more abrupt swings in value than a fund that invests in a broader range of industries.

Science and Technology-- the Portfolio's focus on stocks in the science and technology sectors makes it more susceptible to factors affecting those sectors and more volatile than funds that invest in many different sectors. Therefore, a downturn in the science and/or technology sectors could hurt the Portfolio's performance to a greater extent than a fund that invests in many sectors. In addition, investing in science and technology companies exposes the Portfolio to special risks. For example, rapid advances in science and technology might cause existing products to become obsolete, and the Portfolio's returns could suffer to the extent it holds an affected company's shares. Companies in a number of science and technology industries are also subject to more government regulations and approval processes than many other industries. This fact may affect a company's overall profitability and cause its stock price to be more volatile. Additionally, science and technology companies are dependent upon consumer and business acceptance as new technologies evolve.

Risks of Using Derivatives-- derivatives are subject to the risk of changes in the market price of the security, credit risk with respect to the counterparty to the derivative instrument, and the risk of loss due to the changes in interest rates. The use of certain derivatives may also have a leveraging effect, which may increase the volatility of the Portfolio. The use of derivatives may reduce returns for the Portfolio.

Risks of Foreign Investing-- foreign investments may be riskier than U.S. investments for many reasons. Some foreign securities tend to be less liquid and more volatile than their U.S. counterparts. Accounting standards and market regulations tend to be less standardized in certain foreign countries and economic and political climates tend to be less stable. Investments outside the U.S. may also be affected by administrative difficulties, such as delays in clearing and settling portfolio transactions. These risks are usually higher for securities of companies in emerging markets. Securities of foreign companies may be denominated in foreign currency. Exchange rate fluctuations may reduce or eliminate gains or create losses. Hedging strategies intended to reduce exchange risk may not perform as expected. The Portfolio may, from time to time, invest more than 25% of its assets insecurities whose issuers are located in a single country. These investments would make the Portfolio more dependent upon the political and economic circumstances of that country than a mutual fund that owns stocks of companies in many countries.

U.S. Government Securities -- some U.S. Government agency securities may be subject to varying degrees of credit risk, particularly those not backed by the full faith and credit of the United States Government. The price of a U.S. Government security may decline due to changing interest rates.

Credit Risk -- the Portfolio could lose money if the issuer of a debt security is unable to meet its financial obligations or goes bankrupt. This is especially true during periods of economic uncertainty or economic downturns.

Market Trends--from time to time, the stock market may not favor the growth securities in which the Portfolio invests. Rather, the market could favor value-oriented stocks, or may not favor equities at all.

Securities Lending -- there is the risk that when lending portfolio securities, they may not be available to the Portfolio on a timely basis and it may lose the opportunity to sell them at a desirable price. Engaging in securities lending could have a leveraging effect, which may intensify the market risk, credit risk and other risks associated with investments in the Portfolio. When the Portfolio lends its securities, it is responsible for investing the cash collateral it receives from the borrower of the securities, and it could incur losses in connection with the investment of such cash collateral.

Portfolio Turnover--a high portfolio turnover rate involves greater expenses to the Portfolio, including brokerage commissions and other transaction costs, and is likely to generate more taxable short- term gains for shareholders, which may have an adverse impact on performance.